SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                     Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant (X)
Filed by a Party other than the Registrant ( )

Check the appropriate box:


( )  Preliminary Proxy Statement           (  )  Confidential, for Use of the
                                                 Commission Only (as permitted
                                                 by Rule 14a-6(e)(2))
(X)  Definitive Proxy Statement
( )  Definitive Additional Materials
( )  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12


                           TREDEGAR INDUSTRIES, INC.
               (Name of Registrant as Specified in its Charter)


      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

(X)  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2) or
     Item 22(a)(2) of Schedule 14A.

( ) $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

( )  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1)  Title of each class of securities to which transaction applies:

     2)  Aggregate number of securities to which transaction applies:

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     4)  Proposed maximum aggregate value of transaction:

     5)  Total fee paid:

( )  Fee paid previously with preliminary materials.

( ) Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)  Amount Previously Paid:

     2)  Form, Schedule, or Registration Statement No.:

     3)  Filing Party:

     4)  Date Filed:

                           TREDEGAR INDUSTRIES, INC.
                             1100 BOULDERS PARKWAY
                            RICHMOND, VIRGINIA 23225

                         ANNUAL MEETING OF SHAREHOLDERS
                                                                  March 28, 1995
To the Shareholders:

     We invite you to attend the Annual Meeting of Shareholders to be held in THE GRAND BALLROOM OF THE JEFFERSON HOTEL, ADAMS & FRANKLIN STREETS IN RICHMOND, VIRGINIA, ON WEDNESDAY, MAY 24, 1995, AT 9:00 A.M., EASTERN DAYLIGHT TIME. A formal notice of the meeting, together with a proxy statement and proxy form, is enclosed with this letter. The notice points out that you will be asked to elect directors and approve the designation of auditors for the coming year.

     Please read the notice and proxy statement carefully, complete the proxy form and mail it promptly.

                                      Sincerely yours,

                                         [Signature]

                                      JOHN D. GOTTWALD
                                      PRESIDENT AND CHIEF EXECUTIVE OFFICER

                           TREDEGAR INDUSTRIES, INC.
                             1100 BOULDERS PARKWAY
                            RICHMOND, VIRGINIA 23225
                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

     NOTICE IS HEREBY GIVEN that the Annual Meeting of the holders of shares of Common Stock, no par value ("Common Stock"), of Tredegar Industries, Inc. ("Tredegar") will be held in THE GRAND BALLROOM OF THE JEFFERSON HOTEL, ADAMS & FRANKLIN STREETS IN RICHMOND, VIRGINIA, ON WEDNESDAY, MAY 24, 1995, AT 9:00 A.M., EASTERN DAYLIGHT TIME, for the following purposes:

     1. To elect three directors to serve until the 1998 annual meeting and until their successors are elected;
     2. To approve the designation of Coopers & Lybrand L.L.P. as auditors for the fiscal year ending December 31, 1995; and
     3. To transact such other business as may properly come before the meeting.

     Holders of shares of Common Stock of record at the close of business on March 20, 1995, will be entitled to vote at the meeting.

     You are requested to complete, sign, date and return the enclosed proxy form promptly, regardless of whether you expect to attend the meeting. A self-addressed, stamped envelope is enclosed for your convenience.

     If you are present at the meeting, you may vote in person even if you have already returned your proxy.

                                   By Order of the Board of Directors
                                   NANCY M. TAYLOR, SECRETARY

March 28, 1995

                                PROXY STATEMENT
                                      FOR
                         ANNUAL MEETING OF SHAREHOLDERS
                           TREDEGAR INDUSTRIES, INC.

                            To be held May 24, 1995

                 Approximate date of mailing -- March 28, 1995

     Proxies in the form enclosed are solicited by the Board of Directors of Tredegar (the "Board") for the Annual Meeting of Shareholders to be held on Wednesday, May 24, 1995. Any person giving a proxy may revoke it any time before it is voted by voting in person at the meeting or delivering another proxy, or written notice of revocation, to the Secretary of Tredegar. A proxy, if executed and not revoked, will be voted and, if it contains any specific instructions, will be voted in accordance with such instructions.

     On March 20, 1995, the date for determining shareholders entitled to vote at the meeting, there were 9,026,548 outstanding shares of Common Stock. Each share of Common Stock is entitled to one vote.

     The cost of the solicitation of proxies will be borne by Tredegar. In addition to the use of the mails, proxies may be solicited personally or by telephone by regular employees of Tredegar. Corporate Investor Communications, Inc. has been engaged to assist in the solicitation of proxies from brokers, nominees, fiduciaries and other custodians. Tredegar will pay that firm $4,500 for its services plus reimbursement for out-of-pocket expenses.

     Tredegar's address is 1100 Boulders Parkway, Richmond, Virginia 23225.

                             ELECTION OF DIRECTORS

     The Board is divided into three classes of directors as nearly equal in number as possible, each of which serves for three years. The term of office of one class of directors expires each year in rotation so that one class is elected at each annual meeting for a three-year term.

     The terms of four of the present directors, John D. Gottwald, Andre B. Lacy, James F. Miller and Emmett J. Rice, will expire at the 1995 Annual Meeting. Messrs. John D. Gottwald, Andre B. Lacy and Emmett J. Rice have been nominated by the Board for election at the 1995 Annual Meeting for the term expiring at the 1998 Annual Meeting of Shareholders. Mr. Miller will retire from Tredegar's Board upon the expiration of his current term.

     The election of each nominee for director requires the affirmative vote of the holders of a plurality of the shares of Common Stock cast in the election of directors. Unless otherwise specified in the accompanying form of proxy, it is intended that votes will be cast for the election of all of the nominees as directors. Votes that are withheld and shares held in street name that are not voted in the election of directors will not be included in determining the number of votes cast. If any of the nominees for director should be unavailable for election, a circumstance that is not expected, the Board may either reduce the number of directors accordingly or designate a substitute nominee in the place and stead of the unavailable person. In the latter event, it is intended that votes in respect of all shares for which proxies have been given will be cast for the election of such substitute nominee.

   THE BOARD RECOMMENDS THAT THE SHAREHOLDERS VOTE "FOR" ALL OF THE NOMINEES.

     Following is certain information concerning the nominees and the directors whose terms of office will continue after the meeting:

AUSTIN BROCKENBROUGH, III - age 58; director since 1993; Managing Director and President of Lowe, Brockenbrough & Tattersall, Inc. (private investment counseling firm) since 1970. Other directorship: Trustee of The Williamsburg Investment Trust. Term expires 1997.

PHYLLIS COTHRAN - age 48; director since 1993; President and Chief Operating Officer of Trigon Blue Cross Blue Shield since November 1990; having served previously as Chief Financial Officer of Trigon Blue Cross Blue Shield since 1981. Other directorship: Ethyl Corporation ("Ethyl"). Term expires 1996.

RICHARD W. GOODRUM - age 67; director since 1989; Executive Vice President and Chief Operating Officer of Tredegar since July 10, 1989. Term expires 1996.

BRUCE C. GOTTWALD - age 61; director since 1989; Chairman of the Board and Chief Executive Officer of Ethyl, a petroleum additives company, since March 1, 1994; having served previously as President and Chief Operating Officer of Ethyl from 1969 until March 1, 1994. Other directorships: Albemarle Corporation ("Albemarle"), Ethyl, First Colony Corporation ("First Colony"), James River Corporation, Dominion Resources, Inc. and CSX Corporation. Term expires 1997.

FLOYD D. GOTTWALD, JR. - age 72; director since 1989; Chairman of the Board and Chief Executive Officer of Albemarle, a chemicals company, and Vice Chairman of Ethyl since March 1, 1994; having served previously as Chairman of the Board and Chief Executive Officer of Ethyl from 1968 until March 1, 1994. Other directorships: Albemarle, Ethyl and First Colony. Term expires 1996.

JOHN D. GOTTWALD - age 40; director since 1989; President and Chief Executive Officer of Tredegar since July 10, 1989. Other directorship: Albemarle. Term expires 1995.

ANDRE B. LACY - age 55; director since 1989; Chairman of the Board, Chief Executive Officer and President of LDI Management, Inc. (distribution and manufacturing holding company), and Managing General Partner of LDI, Ltd. (industrial and investment limited partnership) since 1986. Other directorships:
Albemarle, Ethyl, IPALCO Enterprises, Inc. and Patterson Dental Company. Term expires 1995.

EMMETT J. RICE - age 75; director since 1989; retired, former member of the Board of Governors of the Federal Reserve System. Other directorships:
Albemarle, Ethyl, Jardine-Fleming China Region Fund and CUNA Mutual Funds. Term expires 1995.

W. THOMAS RICE - age 82; director since 1989; retired, former Chairman and Chief Executive Officer of Seaboard Coastline Industries, Inc. (transportation company). Other directorship: Florida Rock Industries, Inc. Term expires 1996.

NORMAN A. SCHER - age 57; director since 1989; Executive Vice President, Chief Financial Officer and Treasurer of Tredegar since July 10, 1989. Other directorship: Dibrell Brothers, Incorporated. Term expires 1997.

     There were five meetings of the Board held during 1994. All of the directors, except Mr. Austin Brockenbrough, III, attended at least 75% of the aggregate of the total number of meetings of the Board held during 1994 and the total number of meetings held by all committees of the Board on which the director then served. Mr. Brockenbrough, who attended 71% of the aggregate of the total number of Board meetings and Board committee meetings on which he served held during 1994, was unable to attend one Board meeting and the associated meeting of the Audit Committee.

     Tredegar has an Executive Committee consisting of Messrs. John D. Gottwald, Richard W. Goodrum and Norman A. Scher. Pursuant to Tredegar's By-laws, the Executive Committee may exercise the full authority of the Board, except as limited by the Virginia Stock Corporation Act and except with respect to the compensation of the executive officers, which is determined by the Executive Compensation Committee. During 1994, the Executive Committee met formally on 11 occasions as Tredegar's principal management committee and met informally more frequently as required.

     Messrs. Andre B. Lacy, Emmett J. Rice, W. Thomas Rice and Austin Brockenbrough, III, serve on Tredegar's Audit Committee. The Audit Committee met on two occasions during 1994. The Audit Committee reviews Tredegar's internal audit and financial reporting functions and the scope and results of the audit performed by Tredegar's independent accountants and matters relating thereto and reports thereon to the Board. The Audit Committee also recommends to the Board the engagement of the independent accountants of Tredegar.

     Ms. Phyllis Cothran and Messrs. Emmett J. Rice, James F. Miller and W. Thomas Rice serve on Tredegar's Executive Compensation Committee. The Executive Compensation Committee met on two occasions during 1994. This Committee approves the salaries and bonus awards of executive officers and grants awards under Tredegar's stock incentive plans. The Executive Compensation Committee is composed of individuals who are not, and have not been for the preceding year, eligible to participate in any Tredegar stock incentive plan.

     Messrs. John D. Gottwald, Norman A. Scher and Andre B. Lacy serve on Tredegar's Nominating Committee. During 1994, the Nominating Committee met formally on one occasion. The Nominating Committee makes recommendations to the Board regarding nominees for election as directors and may make other recommendations regarding tenure, classification and compensation of directors.

     Tredegar's By-laws provide that a shareholder of Tredegar entitled to vote for the election of directors may nominate persons for election to the Board by mailing written notice to the Secretary of Tredegar not later than (i) with respect to an election to be held at an annual meeting of shareholders, 90 days prior to such meeting and (ii) with respect to an election to be held at a special meeting of shareholders for the election of directors, the close of business on the seventh day following the date on which notice of such meeting is given to shareholders. Any such shareholder's notice shall include (i) the name and address of the shareholder and of each person to be nominated,
(ii) a representation that the shareholder is a holder of record of stock of Tredegar entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate each person specified,
(iii) a description of all arrangements or understandings between the shareholder and each nominee and any other person (naming such person) pursuant to which the nomination is to be made by the shareholder, (iv) such other information regarding each nominee as would be required to be included in a proxy statement filed pursuant to the applicable rules of the Securities and Exchange Commission had the nominee been nominated by the Board and (v) the consent of each nominee to serve as a director of Tredegar if so elected.

     Messrs. Floyd D. Gottwald, Jr., and Bruce C. Gottwald are brothers. Mr. John D. Gottwald is the son of Mr. Floyd D. Gottwald, Jr. The
Gottwalds may be deemed to be control persons of Tredegar.

                                STOCK OWNERSHIP

     The following table lists the direct or indirect beneficial ownership of Tredegar's Common Stock by the directors, nominees and the executive officers named in the Summary Compensation Table as of February 1, 1995, and all directors and executive officers of Tredegar as a group as of February 1, 1995.


                                         Security Ownership of Management

                                      NUMBER OF SHARES       NUMBER OF SHARES
                                      WITH SOLE VOTING      WITH SHARED VOTING  TOTAL
                                       AND INVESTMENT         AND INVESTMENT   NUMBER
                                           POWER                  POWER          OF         PERCENT OF
                                 OUTSTANDING     OPTIONS(B)                    SHARES        CLASS(a)
DIRECTORS, NOMINEES AND
  CERTAIN EXECUTIVE
  OFFICERS(c)
Austin Brockenbrough, III             4,000              -        1,480         5,480(d)
Phyllis Cothran                           -              -          700           700
Richard W.Goodrum                    56,549         73,900        3,000       133,449          1.47%
Bruce C. Gottwald                   512,026              -       46,511       558,537(e)       6.19%
Floyd D. Gottwald, Jr.              147,660              -      696,538       844,198(f)       9.35%
John D. Gottwald                    297,714         97,430      194,692       589,836(g)       6.47%
Steven M. Johnson                     6,742         24,111        1,500        32,353
Andre B. Lacy                           223              -       63,000        63,223(h)
James F. Miller                      56,000              -        1,040        57,040(i)
Emmett J. Rice                          530              -            -           530
W. Thomas Rice                        4,000              -            -         4,000
Anthony J. Rinaldi                   14,984         19,611        1,357        35,952(j)
Norman A. Scher                      13,318         61,611           40        74,969

MANAGEMENT
All directors
  and executive officers
  as a group
  (16)(k)(l)                      1,138,695        340,796      972,210     2,451,701(m)      26.17%(m)


     (a) Except as indicated, each person or group owns less than 1% of Tredegar's outstanding Common Stock.

     (b) The number of options included for the following executive officers and Management as a group consists of options with respect to which certain executive officers have the right to acquire beneficial ownership within 60 days of February 1, 1995.

     (c) Certain shares may be deemed to be beneficially owned by more than one person or group listed and, except as noted in (g) below, are reported as being beneficially owned by each.

     (d) Austin Brockenbrough, III, disclaims beneficial ownership of 1,480 shares of Common Stock.

     (e) Bruce C. Gottwald disclaims beneficial ownership of 46,511 shares of Common Stock.

     (f) Floyd D. Gottwald, Jr., disclaims beneficial ownership of 69,621 shares of Common Stock.

     (g) John D. Gottwald disclaims beneficial ownership of 71,974 shares of Common Stock. As co-trustee of a revocable trust created by Floyd D. Gottwald, Jr., John D. Gottwald may be deemed to have shared voting and investment power with respect to 626,917 shares which have been reported for Floyd D. Gottwald, Jr., in the third column of the above table.

     (h) Andre B. Lacy disclaims beneficial ownership of 46,685 shares of Common Stock.

     (i) James F. Miller disclaims beneficial ownership of 1,040 shares of Common Stock.

     (j) Anthony J. Rinaldi disclaims beneficial ownership of 1,325 shares of Common Stock.

     (k) The directors, nominees and executive officers have sole voting and investment power over all of the shares disclosed except for the shares listed in the third column, which are held by or jointly with spouses, by children or in partnerships and certain trust relationships. Any shares held under Ethyl's or Tredegar's benefit plans for the benefit of any director, nominee or executive officer are included in the number of shares over which the director, nominee or executive officer has sole voting or investment power. Shares held by the Trustees of such plans for the benefit of other employees are not included. See Note (c) to the table "Security Ownership of Certain Beneficial Owners" below.

     (l) Voting and investment power is shared by two directors with respect to 37,660 shares. This overlap in beneficial ownership has been eliminated for purposes of calculating the number of shares and the percentage of class owned by Management.

     (m) The above table does not include certain shares owned by adult children and attributed to Floyd D. Gottwald, Jr., and Bruce C. Gottwald in the table "Security Ownership of Certain Beneficial Owners" below. If such shares were included in the above table, the total number of shares of Management would equal 3,213,529 and the percentage owned by Management would equal 34.31%.

     Based solely on its review of the copies of the forms prescribed by
Section 16(a) of the Securities Exchange Act of 1934 received by Tredegar, or written representations from certain reporting persons that no Forms 5 were required for those persons, Tredegar believes that all of its Section 16 reporting persons complied with the filing requirements of Section 16(a) as of December 31, 1994, other than Messrs. Bruce C. Gottwald and Andre B. Lacy. Mr. Gottwald inadvertently neglected to timely report a liquidating distribution from a trust for the benefit of one of his sons. Mr. Gottwald subsequently reported such distribution on Form 4. Mr. Lacy inadvertently filed late a Form 4 that reported the disposition of shares of Tredegar that may be deemed to be beneficially owned by him through LDI, Ltd., an entity in which Mr. Lacy has a direct and indirect beneficial ownership interest.

     The following table lists any person (including any "group" as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934) who, to the knowledge of Tredegar, was the beneficial owner as of February 1, 1995, of more than 5% of the shares of Tredegar's Common Stock.

              Security Ownership of Certain Beneficial Owners

NAMES AND ADDRESSES                           NUMBER                PERCENT
OF BENEFICIAL OWNERS                         OF SHARES               CLASS

Floyd D. Gottwald, Jr., and
  Bruce C. Gottwald(a)
  330 South Fourth Street
  P.O. Box 2189
  Richmond, VA 23217                         2,716,739(b)(c)         29.78%

Wachovia Bank of North Carolina, N.A.,
  as Trustee for the Savings Plan for
  the Employees of Tredegar Industries, Inc.
  301 North Main Street
  Winston-Salem, NC 27150                    1,087,430               12.05%


     (a) Floyd D. Gottwald, Jr., and Bruce C. Gottwald (the "Gottwalds"), together with members of their immediate families, including John D. Gottwald, who is an employee of Tredegar, may be deemed to be a "group" for purposes of
Section 13(d)(3) of the Securities Exchange Act of 1934, although there is no agreement among them with respect to the acquisition, retention, disposition or voting of Common Stock. The table does not name John D. Gottwald, who owns more than 5% of the shares of Tredegar Common Stock and who, as co-trustee of a revocable trust created by Floyd D. Gottwald, Jr., may be deemed to have shared voting and investment power with respect to an additional 626,917 shares of Common Stock attributed to Floyd D. Gottwald, Jr. The shares owned by John D. Gottwald are included in the number of shares reflected in the table as being owned by the Gottwalds as a group.

     (b) The Gottwalds, individually or collectively, have sole voting and investment power over all of the shares disclosed except for 1,430,136 shares held by their respective wives and children, and in certain trust relationships, some of which might be deemed to be beneficially owned by the Gottwalds under the rules and regulations of the Securities and Exchange Commission, but as to which the Gottwalds disclaim beneficial ownership. Shares owned by the adult children of Floyd D. Gottwald, Jr., and Bruce C. Gottwald are included in the holdings of the Gottwalds as a group.

     (c) This amount includes shares owned of record by Wachovia Bank of North Carolina, N.A., Winston-Salem, North Carolina ("Wachovia"), as Trustee under the Savings Plan for the Employees of Tredegar Industries, Inc. (the "Tredegar Savings Plan") for the benefit of certain members of the Gottwald family. This amount does not include 1,042,070 shares held by the Trustee of the Tredegar Savings Plan for the benefit of employees other than members of the Gottwald family. Shares held under Tredegar's savings plan are voted by the Trustee in accordance with instructions solicited from employees participating in the plans. If a participating employee does not give the Trustee voting instructions, his shares are voted by the Trustee in accordance with the Board's recommendations to the shareholders. Because members of the Gottwald family are executive officers, directors and the largest shareholders of Tredegar, they may be deemed to be control persons of Tredegar and to have the capacity to control any such recommendation of the Board.

                COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

EXECUTIVE COMPENSATION

     The following table sets forth the compensation paid by Tredegar to the Chief Executive Officer and the four other highest paid executive officers for services in all capacities to Tredegar for the fiscal years ended December 31, 1994, 1993 and 1992, respectively.

                           SUMMARY COMPENSATION TABLE

                                                                        LONG-TERM
                                                                      COMPENSATION
                                                                         AWARDS
                       ANNUAL COMPENSATION                             SECURITIES         ALL OTHER
    NAME AND                                SALARY        BONUS        UNDERLYING        COMPENSATION
PRINCIPAL POSITION               YEAR        ($)           ($)      OPTIONS/SARS (#)         ($)
John D. Gottwald                 1994      333,000        90,000        37,500             16,758(1)
  President and Chief            1993      322,500        42,500          -0-              16,124(1)
  Executive Officer              1992      308,500        75,000        30,000(2)          10,000(3)
Richard W. Goodrum               1994      303,000        75,000        25,000             15,230(4)
  Executive Vice                 1993      293,250        32,500          -0-              14,662(4)
  President and Chief            1992      280,625        55,000        20,000(2)           9,250(3)
  Operating Officer
Norman A. Scher                  1994      303,000        75,000        25,000             15,230(4)
  Executive Vice                 1993      293,250        32,500          -0-              14,662(4)
  President, Chief               1992      280,625        55,000        20,000(2)           9,250(3)
  Financial Officer and
     Treasurer
Steven M. Johnson                1994      166,667        35,000        12,500              8,363(5)
  Vice President -               1993      156,233        20,000          -0-               7,812(5)
  Corporate Development          1992      132,975        28,000        10,000(2)           4,383(3)
Anthony J. Rinaldi               1994      156,500        36,042        12,500              7,854(6)
  Vice President                 1993      150,417        20,000          -0-               7,521(6)
  and President of               1992      142,500        28,000        10,000(2)           4,750(3)
  Films Division

     (1) Matching contributions under the Savings Plan for the Employees of Tredegar Industries, Inc. (the "Savings Plan") ($7,500 for 1994 and $10,000 for 1993) and credit under the Savings Plan Benefit Restoration Plan (the "SPBR Plan") ($9,258 for 1994 and $6,124 for 1993).

     (2) Each option granted includes a tandem stock appreciation right.

     (3) For 1992, amount reflects matching contributions made by Tredegar with respect to the executive officer under the Savings Plan.

     (4) Matching contributions under the Savings Plan ($7,500 for 1994 and $10,000 for 1993) and credit under the SPBR Plan ($7,730 for 1994 and $4,662 for 1993).

     (5) Matching contributions under the Savings Plan ($5,533 for 1994 and $5,812 for 1993) and credit under the SPBR Plan ($2,830 for 1994 and $2,000 for 1993).

     (6) Matching contributions under the Savings Plan ($5,200 for 1994 and $5,627 for 1993) and credit under the SPBR Plan ($2,654 for 1994 and $1,894 for 1993).

STOCK OPTIONS AND SARS

     The following table sets forth information with respect to stock options granted to each of the executive officers named in the Summary Compensation Table during the fiscal year ended December 31, 1994. There were no SARs granted during the fiscal year ended December 31, 1994.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                                                     GRANT DATE
                                        INDIVIDUAL GRANTS                             VALUE(1)
                                       PERCENT OF
                    NUMBER OF            TOTAL
                    SECURITIES          OPTIONS/
                    UNDERLYING       SARS GRANTED       EXERCISE OR
                    OPTIONS/SARS     TO EMPLOYEES       BASE PRICE      EXPIRATION    GRANT DATE
NAME                GRANTED (#)     IN FISCAL YEAR         ($/SH)          DATE     PRESENT VALUE $


John D. Gottwald     22,500             5.8%              $15.125       2/24/2004      $146,025
                     15,000             3.9                24.000       2/24/2004        66,750
Richard W. Goodrum   15,000             3.9                15.125       2/24/2004        97,350
                     10,000             2.6                24.000       2/24/2004        44,500
Norman A. Scher      15,000             3.9                15.125       2/24/2004        97,350
                     10,000             2.6                24.000       2/24/2004        44,500
Steven M. Johnson     7,500             1.9                15.125       2/24/2004        48,675
                      5,000             1.3                24.000       2/24/2004        22,250
Anthony J. Rinaldi    7,500             1.9                15.125       2/24/2004        48,675
                      5,000             1.3                24.000       2/24/2004        22,250

     (1) The grant date present value is an estimate based on the Black-Scholes option pricing model. The actual value, if any, an executive may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised. There is no assurance that the value realized by an executive will be at or near the value estimated by the Black-Scholes model. The assumptions used under that model include a volatility of 27.43% based on the one-year historical volatility of Common Stock prior to the grant date, a risk-free rate of return of 6.57% based on the ten-year zero coupon U.S. Treasury bond yield at the time of grant, a dividend yield of 1.59% based on the current annual dividend rate and an option term equal to the full ten-year stated option term. The estimated grant date present value does not reflect any discount for vesting, forfeiture provisions or prohibitions on transfer.

     The following table sets forth information with respect to the fiscal year-end value of all unexercised stock options and SARs held by the executive officers named in the Summary Compensation Table. None of such executive officers exercised any Stock Options or tandem SARs during the fiscal year ended December 31, 1994.

                        AGGREGATED OPTION/SAR EXERCISES
                IN LAST FISCAL YEAR AND FY-END OPTION/SAR VALUES


                                                           NUMBER OF SECURITIES           VALUE OF
                                                                UNDERLYING              UNEXERCISED
                                                               UNEXERCISED              IN-THE-MONEY
                                                             OPTIONS/SARS AT          OPTIONS/SARS AT
                                                           FISCAL YEAR-END (#)     FISCAL YEAR-END ($)(1)

                         SHARES ACQUIRED        VALUE          EXERCISABLE/              EXERCISABLE/
NAME                     ON EXERCISE (#)     REALIZED ($)     UNEXERCISABLE             UNEXERCISABLE


John D. Gottwald(2)             -0-               -0-         59,930/39,470(3)          $177,568/51,946
Richard W. Goodrum(2)           -0-               -0-         48,900/25,000(4)          $124,377/33,750
Norman A. Scher                 -0-               -0-         45,000/25,000(5)          $121,763/33,750
Steven M. Johnson               -0-               -0-         17,500/12,500(6)          $57,529/16,875
Anthony J. Rinaldi              -0-               -0-         13,000/12,500(7)          $54,512/16,875

     (1) Based on the closing price of $17.375 on 12/30/94.

     (2) The number of options and related SARs listed for Messrs. Gottwald and Goodrum include additional options and related SARs to purchase 6,900 and 3,900 shares of Common Stock of Tredegar, respectively, granted as compensation for incentive stock options to purchase shares of Ethyl Common Stock held by Messrs. Gottwald and Goodrum that expired after the spin-off of Tredegar from Ethyl. The 6,900 options granted to Mr. Gottwald are incentive stock options and the 3,900 options granted to Mr. Goodrum are non-incentive stock options.

     (3) Of the total 99,400 options, 61,900 include a tandem SAR.

     (4) Of the total 73,900 options, 48,900 include a tandem SAR.

     (5) Of the total 70,000 options, 45,000 include a tandem SAR.

     (6) Of the total 30,000 options, 17,500 include a tandem SAR.

     (7) Of the total 25,500 options, 13,000 include a tandem SAR.

RETIREMENT BENEFITS

     All of the executive officers participate in the Tredegar Industries, Inc. Retirement Income Plan (the "Pension Plan"). The Pension Plan provides a normal retirement benefit equal to 1.1% of the participant's final average earnings up to his Social Security covered compensation, times his years of pension benefit service, plus 1.5% of final average earnings in excess of covered compensation, times his years of pension benefit service. There is no deduction for Social Security benefits. Estimated annual benefits under the Pension Plan upon retirement at age 65, determined as of December 31, 1994, to persons with specified earnings and years of pension benefit service are set forth in the table below.

     The Internal Revenue Code limits (a) the annual retirement benefit that may be paid under the Pension Plan and (b) the earnings that may be used in computing a benefit. The maximum benefit and earnings limitations are adjusted each year to reflect changes in the cost of living. For 1994, the maximum benefit limitation was $115,452 (based on a five-year certain and life annuity) and the earnings limitation was $150,000.

     Tredegar also maintains the Tredegar Industries, Inc. Retirement Benefit Restoration Plan (the "Restoration Plan"). The Restoration Plan is designed to restore to selected participants the benefits that cannot be paid under the Pension Plan due to the Internal Revenue Code maximum benefit limitation, the earnings limitation, or both. The benefit payable under the Restoration Plan is the difference between the benefit that would have been payable under the Pension Plan, but for either or both of the Internal Revenue Code limitations, and the amount actually payable under the Pension Plan.

                               PENSION PLAN TABLE
            (ESTIMATED ANNUAL BENEFITS PAYABLE AT RETIREMENT)(1)(2)


REMUNERATION
(FINAL-AVERAGE EARNINGS)(3)                         YEARS OF SERVICE(4)
                               10          15           20           25           30           35           40
$125,000................    $17,778     $ 26,666     $ 35,555     $ 44,444     $ 53,333     $ 62,221     $ 71,110
 150,000................     21,528       32,291       43,055       53,819       64,583       75,346       86,110
 175,000................     25,278       37,916       50,555       63,194       75,833       88,471      101,110
 200,000................     29,028       43,541       58,055       72,569       87,083      101,596      116,110
 225,000................     32,778       49,166       65,555       81,944       98,333      114,721      131,110
 250,000................     36,528       54,791       73,055       91,319      109,583      127,846      146,110
 300,000................     44,028       66,041       88,055      110,069      132,083      154,096      176,110
 350,000................     51,528       77,291      103,055      128,819      154,583      180,346      206,110
 400,000................     59,028       88,541      118,055      147,569      177,083      206,596      236,110
 450,000................     66,528       99,791      133,055      166,319      199,583      232,846      266,110
 500,000................     74,028      111,041      148,055      185,069      222,083      259,096      296,110

     (1) The estimated benefits assume retirement at age 65 and assume that payment will be made for the lifetime of the participant, with five years' payment guaranteed, which is the normal form of payment under the Pension Plan and the Restoration Plan. The table assumes attainment of age 65 in 1994 and covered compensation of $24,312.

     (2) The estimated benefit set forth in the table was determined without regard to the Internal Revenue Code maximum benefit limitation or its limitation on earnings that may be used in computing a benefit. The Restoration Plan will provide Messrs. Gottwald, Goodrum and Scher (currently, the only employees adversely affected by the Internal Revenue Code limitations) the benefit that is "lost" under the Pension Plan due to the Internal Revenue Code maximum benefit limitation. In addition, the Restoration Plan will provide Mr. Goodrum the benefit that is "lost" under the Pension Plan due to the Internal Revenue Code limitation on the earnings that may be used in computing a benefit.

    (3) Final-Average Earnings is the average of the highest three consecutive calendar years' earnings (base earnings plus 50% of bonuses) during the ten consecutive years immediately preceding the date of determination. The current compensation covered under the Pension Plan for each of the executive officers named in the Summary Compensation Table and, in the case of Messrs. Gottwald, Goodrum and Scher, the Restoration Plan, are: John D. Gottwald, $150,000; Richard W. Goodrum, $319,250; Norman A. Scher, $150,000; Steven M. Johnson, $150,000; and
Anthony J. Rinaldi, $150,000.

     (4) The years of pension benefit service for each of the executive officers named in the Summary Compensation Table are: John D. Gottwald, 16; Richard W. Goodrum, 37.5; Norman A. Scher, 5; Steven M. Johnson, 5; and Anthony J. Rinaldi, 18.

COMPENSATION OF DIRECTORS

     Each member of the Board who was not an employee of Tredegar or any of its subsidiaries was paid $500 for attendance at each of the four Board meetings held in 1994 prior to September 1. Effective as of September 1, 1994, the Board meeting fee was increased and each director was paid $1,000 for his or her attendance at the one Board meeting held after that date. In addition, each such director was paid $500 for attendance at each meeting of a committee of the Board of which he or she was a member. Each chairman of a Board committee received an additional $250 for attendance at each meeting of his committee. In addition, each director was paid a quarterly fee of $3,000 during 1994. Employee members of the Board are not paid separately for their service on the Board.

EMPLOYMENT CONTRACT WITH NORMAN A. SCHER

     Tredegar has an employment agreement with Norman A. Scher, effective until June 30, 1997, providing for an annual salary of not less than $250,000 and the payment to him of up to two years' salary in case of termination of employment under certain conditions and, in case of disability, annual benefits of a specified amount. A substantial part of such disability benefits are available under Tredegar's disability benefit plan. In the event of Mr. Scher's death, Tredegar has agreed to pay his estate an amount equal to two years' salary less any amounts payable to his estate under any group insurance program of Tredegar. At present, such benefit would be payable to Mr. Scher's estate under Tredegar's general group insurance program supplemented by insurance purchased by Mr. Scher.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     Tredegar's Executive Compensation Committee (the "Committee") is comprised of four independent directors. No Committee member is a current or former employee of Tredegar or any of its subsidiaries. The Committee's role is to review and approve practices and policies related to compensation primarily for executive officers, including those officers listed in this proxy statement.

COMPENSATION PHILOSOPHY

     The Committee's philosophy is based on the principle that executive compensation plans should be designed and administered to motivate and retain highly qualified executives, with incentives linked closely to financial performance and enhanced shareholder value. Control of all fixed costs is critical to Tredegar's continued success. This requires a significant portion of compensation increases to be closely linked to performance and, therefore, variable in nature. However, Tredegar should remain competitive with salaries.

BASE SALARIES

     In determining base salaries, Tredegar identifies a reasonable range around the average for comparable executive positions in a comparison group of companies. Actual officer salaries are generally set within this range based on individual performance and experience. Annual salary increases are considered. The amount of such increases is based on a variety of factors including average increases in comparison companies, individual performance (evaluated subjectively), the officer's position in the pay range, Tredegar's financial condition, and other variable components of compensation.

     The comparison company group for compensation is generally not the same as the published industry index that appears in the performance graph of this proxy statement because index companies are not necessarily viewed as direct competitors for executive talent.
Comparison companies are chosen, and information on pay evaluated, with the assistance of independent consultants.

     The 1994 base salary for the Chief Executive Officer (CEO) was $333,000. This salary is below the average for the comparison group. The CEO's 1994 base salary was not increased during 1994. Similarly, the Chief Financial Officer and Chief Operating Officer did not receive base salary increases for 1994. Although the proxy statement shows an increase in base salary for these officers, in fact, they received no increase in 1994. The apparent inconsistency reflects the timing of the 1993 increase.

BONUSES

     Although bonus awards are discretionary, the bonus portion of compensation is tied to an assessment of performance. Some division executives' bonuses are linked directly by formula to specific division performance measures. In such cases, economic profit added is the most widely used and most heavily weighted measure. In other cases, a broad range of financial measures as well as progress on strategic issues are reviewed.

     In 1994, total bonuses paid to executive officers were approximately double the 1993 amount, reflecting significant improvement in relevant performance measures.

     The Committee awarded the CEO a bonus of $90,000 compared to $42,500 paid the prior year. In 1994, 21.3% of the CEO's total cash compensation was comprised of incentive cash compensation, compared with 11.8% in 1993. Both 1994 and 1993 incentive cash percentages were significantly below market averages.

STOCK OPTIONS

     Stock options are considered an important piece of compensation at Tredegar. As of March 1, 1995, 724 employees have stock options. Over time the stock price reflects management's performance. Through the options granted, management and shareholder interests are more closely tied.

     Tredegar has two stock incentive plans (collectively the "SIP"). Each year the Committee considers granting awards under the SIP to executive officers and other employees and individuals providing valuable services to Tredegar or its subsidiaries. Consistent with the objective of closely aligning executives' interests with those of Tredegar shareholders, the SIP enables the Committee to grant stock options, stock appreciation rights ("SARs"), and shares of restricted stock. The Committee determines the terms and conditions of any options, SARs, or restricted stock granted.


     Executive officers as a group were granted 137,500 total shares in the form of incentive stock options on a discretionary basis in 1994. For each grant made, 60% of the shares were priced at fair market value on the grant date ($15.125 per share), with the remaining 40% of shares priced at approximately 60% above fair market value ($24.00 per share). The CEO was granted 37,500 option shares, 22,500 of which were priced at $15.125 per share, and 15,000 of which were priced at $24.00 per share.

CORPORATE TAX CONSIDERATIONS

     Congress recently passed a law, effective in 1994, that disallows corporate tax deductions for executive compensation in excess of $1 million for "proxy table" executives. This law, covered in Internal Revenue Code Section 162(m), allows certain exemptions to the deduction cap, including pay programs that depend on formulas and, therefore, are "performance-based" rather than discretionary.

     While Tredegar's compensation program is discretionary, the Company is not currently in danger of losing deductions under Code Section 162(m). The Committee will carefully review any compensation plan or action that would result in the disallowance of compensation deductions. The Committee will consider a variety of factors, including the amount of any deductions that may be lost.

EXECUTIVE COMPENSATION COMMITTEE:

          Emmett J. Rice, Chairman     James F. Miller
          Phyllis Cothran              W. Thomas Rice

March 23, 1995

ADDITIONAL INFORMATION ON COMPENSATION PAID TO TREDEGAR'S EXECUTIVE OFFICERS HAS BEEN INCLUDED IN TREDEGAR'S ANNUAL REPORT TO SHAREHOLDERS.

COMPARATIVE COMPANY PERFORMANCE

     The following graph compares cumulative total returns for Tredegar, the S&P SmallCap 600, and the S&P Manufacturing (Diversified
Industries), a nationally recognized industry index, since December 31, 1989. The comparison assumes $100 invested on December 31, 1989 and assumes dividend reinvestment.

     Tredegar used the S&P 500 as a performance measure in last year's proxy statement, but has replaced the S&P 500 with the S&P SmallCap 600 as its broad equity market index. As required by Securities and Exchange Commission regulations governing proxy materials, the following graph also compares cumulative total returns for the S&P 500 Stock Index over the same period. The S&P SmallCap 600 is made up of small-capitalization companies, and the median market capitalization of the companies included in the index is approximately $267 million. The median market capitalization of the companies included in the S&P 500 is approximately $3.6 billion. Further, Tredegar's Common Stock is included in the S&P SmallCap 600 Stock Index. As such, Tredegar's management believes that the S&P SmallCap 600 Stock Index is more useful than the S&P 500 Stock Index in measuring the performance of Tredegar Common Stock.

                              1989     1990     1991     1992     1993     1994

TREDEGAR                      $100     $48      $ 66     $104     $103     $121
S&P SMALLCAP 600               100      76       113      137      163      155
S&P MFG.                       100      99       122      132      160      166
S&P 500                        100      97       126      136      150      152

                            DESIGNATION OF AUDITORS

     The Board has designated Coopers & Lybrand L.L.P., certified public accountants, as Tredegar's independent auditors for the year 1995, subject to shareholder approval. This firm has audited Tredegar's financial statements since Tredegar became an independent company in 1989. A representative of Coopers & Lybrand L.L.P. is expected to be present at the meeting with an opportunity to make a statement and to be available to respond to appropriate questions.

     Coopers & Lybrand L.L.P.'s principal function is to audit the consolidated financial statements of Tredegar and its subsidiaries and, in connection with the audit, to review certain related filings with the Securities and Exchange Commission and to conduct limited reviews of the unaudited financial statements included in each of Tredegar's quarterly reports.

     THE BOARD RECOMMENDS THAT THE SHAREHOLDERS VOTE "FOR" THE
DESIGNATION OF COOPERS & LYBRAND L.L.P. AS AUDITORS.

                       PROPOSALS FOR 1996 ANNUAL MEETING

     Under the regulations of the Securities and Exchange Commission, any shareholder desiring to make a proposal to be acted upon at the 1996 annual meeting of shareholders must present such proposal to Tredegar at its principal office in Richmond, Virginia, not later than November 28, 1995, in order for the proposal to be considered for inclusion in Tredegar's proxy statement.

     In addition to any other applicable requirements, for business to be properly brought before the annual meeting by a shareholder, even if the proposal is not to be included in Tredegar's proxy statement, Tredegar's By-laws provide that the shareholder must give timely notice in writing to the Secretary of Tredegar not later than 90 days prior to the meeting. As to each matter, the notice must contain (i) a brief description of the business desired to be brought before the annual meeting (including the specific proposal to be presented) and the reasons for addressing it at the annual meeting, (ii) the name of, record address of, and class and number of shares beneficially owned by, the shareholder proposing such business, and (iii) any material interest of the shareholder in such business.

                           ANNUAL REPORT ON FORM 10-K

     TREDEGAR WILL PROVIDE WITHOUT CHARGE TO EACH PERSON TO WHOM THIS PROXY STATEMENT HAS BEEN DELIVERED, ON THE WRITTEN REQUEST OF ANY SUCH PERSON, A COPY OF TREDEGAR'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 1994, INCLUDING THE FINANCIAL STATEMENTS AND FINANCIAL STATEMENT SCHEDULES. REQUESTS FOR SUCH COPY SHOULD BE DIRECTED TO TREDEGAR INDUSTRIES, INC., 1100 BOULDERS PARKWAY, RICHMOND, VIRGINIA, 23225, ATTENTION: CORPORATE SECRETARY. PROVIDED WITH THE COPY OF THE FORM 10-K WILL BE A LIST OF EXHIBITS TO THE FORM 10-K, SHOWING THE COST OF EACH. ANY OF SUCH EXHIBITS WILL BE PROVIDED UPON PAYMENT OF THE CHARGE NOTED ON THE LIST.

                                 OTHER MATTERS

     The Board is not aware of any matters to be presented for action at the meeting other than set forth herein. However, if any other matters properly come before the meeting, or any adjournment thereof, the person or persons voting the proxies will vote them in accordance with their best judgment.

                                          By Order of the Board of Directors


                                          Nancy M. Taylor, SECRETARY

                                     NOTICE
                                      AND
                                PROXY STATEMENT
                                      FOR
                                 ANNUAL MEETING
                                       OF
                                  SHAREHOLDERS
                                  MAY 24, 1995

                           TREDEGAR INDUSTRIES, INC.
                             1100 Boulders Parkway
                            Richmond, Virginia 23225

                           TREDEGAR INDUSTRIES, INC.
                               RICHMOND, VIRGINIA

                    PROXY FOR ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD MAY 24, 1995

    The undersigned hereby appoints Richard W. Goodrum, Norman A. Scher and Nancy M. Taylor, or any of them, with full power of substitution in each, proxies (and if the undersigned is a proxy, substitute proxies) to vote all shares of stock of Tredegar Industries, Inc. that the undersigned is entitled to vote at the annual meeting of shareholders to be held on May 24, 1995, and at any and all adjournments thereof:


1. ELECTION OF DIRECTORS          [ ] FOR all nominees listed              [ ] WITHHOLD AUTHORITY
                                      below (except as otherwise               to vote for all of the
                                      indicated below)                         nominees listed below


               John D. Gottwald, Andre B. Lacy and Emmett J. Rice

INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY OF SUCH NOMINEES WRITE THE NOMINEE'S NAME ON THE LINE PROVIDED BELOW

2.  [ ] FOR  [ ] AGAINST  [ ] ABSTAIN   The proposal to approve the
                                        designation of Coopers & Lybrand
                                        L.L.P. as the auditors for
                                        Tredegar for 1995

In their discretion, the Proxies are authorized to vote upon such other business and matters incident to the conduct of the meeting as may properly come before the meeting.

                    PLEASE SIGN AND DATE ON THE REVERSE SIDE

    This Proxy is solicited on behalf of the Board of Directors. This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this Proxy will be voted for Proposals 1 and 2.

                                            Dated ________________, 1995

                                            ____________________________
                                                        Signature

                                            Please sign name exactly as it
                                            appears on the stock certificate.
                                            Only one of several joint owners
                                            need sign. Fiduciaries should give
                                            full title.

                                            Please MARK, SIGN, DATE AND RETURN
                                            the Proxy Card promptly using the
                                            enclosed envelope.